Exhibit 99.1

Bion Receives OMRI Listing for USDA National Organic Program-Compliant Fertilizer Product

May 14, 2020. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and resource recovery technology, announced that it has received notice from the Organic Materials Review Institute (OMRI) that Bion’s 0.5% ammonium bicarbonate solution “is Allowed with Restrictions for use in compliance with the USDA National Organic Program.”

Craig Scott, Bion’s director of communications, stated, “Our first OMRI listing comprises an ammonium bicarbonate solution that is extracted from livestock waste in a non-synthetic manner, consistent with National Organic Program (NOP) standards and policies. This represents a significant milestone for Bion and the development of our third generation (3G) technology. The $40 billion organic industry is the fastest growing segment of U.S. agriculture and the reason behind our 3G technology development.

Our patented evaporative-distillation process offers several product options. Over time, we anticipate we will develop additional NOP-compliant fertilizer product lines from the 3G platform and will submit further product applications to OMRI.”

____________________________________________

Bion provides comprehensive treatment and resource recovery for animal waste from livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream. The platform simultaneously improves resource and operational efficiencies through the production of renewable energy, high-value coproducts and sustainable branding opportunities. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate’, ‘will’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct